UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2014 (January 8, 2014)

ACCELERIZE NEW MEDIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52635	20-3858769
(Commission File Number)	(IRS Employer Identification No.)

2244 West Coast Highway, Suite 250 Newport Beach, California	92663
(Address of Principal Executive Offices)	(Zip Code)

(949) 515-2141

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 8, 2014, Accelerize New Media, Inc., or the Company, entered into an office lease agreement, or the Lease, with Ferrado Bayview, LLC, or the Lessor, to lease approximately 8,754 usable square feet of office space at 20411 SW Birch Street, Newport Beach, California 92660, or the Premises, to which the Company intends to relocate its principal executive offices which currently occupy approximately 3,900 usable square feet of office space at 2244 West Coast Highway, Newport Beach, California 92663. The Lease is for a term of four years, commencing on or about March 1, 2014 and provides for an option by the Company to extend the term for an additional 36 month period following the initial term. The initial base rent for the Lease is $22,247.44 per month, increasing to $25,366.24 per month by the end of the initial term and adjustable in accordance with the terms of the Lease. The Company will also pay a 10.23% share of the Premises’ operating expense increases over the term of the Lease. The Lessor will provide up to $150,000 for tenant improvements to the office space which the Company currently estimates to equal approximately $225,000, the balance of which will be paid by the Company.

ITEM 1.02     TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

In connection with the Lease, the Company’s current lease, or the Existing Lease, with 2244 West Coast Highway LLC, or the Existing Lessor, will be cancelled by its terms on or about February 28, 2014 by the payment by the Company of a cancellation fee, equal to the unamortized tenant improvement costs and leasing commissions under the Existing Lease, of $15,756.91 to the Existing Lessor.

The descriptions of the Lease and the Existing Lease are not complete and are subject to and qualified in their entirety by reference to the Lease and the Existing Lease, respectively, copies of which are filed as exhibits to the Company’s Current Reports on Form 8-K filed today, and on July 22, 2011, respectively, and are incorporated herein by reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1	Standard Multi-Tenant Office Lease – Gross, dated as of January 8, 2014, between Ferrado Bayview, LLC and Accelerize New Media, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERIZE NEW MEDIA, INC.

By:	/s/ Brian Ross
Name:	Brian Ross
Title:	President and Chief Executive Officer

Date: January 14, 2014